Exhibit 1.1

ONEOK PARTNERS, L.P.

5,400,000 COMMON UNITS

REPRESENTING LIMITED PARTNER INTERESTS

Form of Common Unit Purchase Agreement

March 11, 2008

ONEOK, Inc.

100 West Fifth Street

Tulsa, OK 74103

Attention John Barker, Esq.:

ONEOK Partners, L.P., a Delaware limited partnership (the “Partnership”), proposes, subject to the terms and conditions stated herein, to issue and sell to ONEOK, Inc. (the “Investor”), an aggregate of 5,400,000 common units (the “Investor Units”) representing limited partner interests in the Partnership (the “Common Units”).

This is to confirm the agreement between the Partnership and the Investor concerning the purchase of the Investor Units from the Partnership by the Investor.

1. Representations, Warranties and Agreements.

(a) The Partnership, represents and warrants to, and agrees with, the Investor that:

(i) The Partnership has been duly formed and is validly existing in good standing as a limited partnership under the Delaware Revised Uniform Limited Partner Act (the “Delaware Act”) with full partnership power and authority necessary to enter into this Agreement.

(ii) As of the Closing Date (as defined in Section 3), the Investor Units, and the limited partner interests represented thereby, will be duly authorized by the Partnership’s Third Amended and Restated Partnership Agreement dated as of September 15, 2006 (the “Partnership Agreement”) and, when issued and delivered to the Investor against payment therefor in accordance with the terms hereof, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable.

(iii) The Partnership has all requisite power and authority to issue, sell and deliver the Investor Units, in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement.

(iv) This Agreement has been duly executed and delivered by the Partnership.

(b) The Investor represents and warrants to, and agrees with, the Partnership that:

(i) Investor is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and the investment by the Investor in the Partnership is for its own account and not for the account of others, for investment purposes. The Investor Units are being acquired for its own account, for investment and with no intention of distributing or reselling such Investor Units or any portion thereof or interest therein in any transaction which would be a violation of the securities laws of the United States of America or any state or foreign country or jurisdiction.

(ii) Investor acknowledges and agrees that it has been provided, to its full satisfaction, with the opportunity to ask questions concerning the terms and conditions of an investment in the Partnership and has knowingly and voluntarily elected instead to rely solely on its own investigation.

(iii) Investor acknowledges and agrees that the Investor must bear the economic risk of this investment indefinitely, that the Investor Units purchased by the Investor hereunder may not be sold or transferred or offered for sale or transfer by it without registration under the Securities Act and any applicable state securities or Blue Sky laws or the availability of exemptions therefrom, and that the Partnership has no present intention of registering the resale of any of such Investor Units.

(iv) Investor has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Investor Units, and has so evaluated the merits and risks of such investment. The Investor is able to bear the economic risk of an investment in the Investor Units and, at the present time and in the foreseeable future, is able to afford a complete loss of such investment.

(v) Investor understands that the Investor Units are being offered and sold to the Investor in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Partnership is relying upon the truth and accuracy of, and Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings, which are true, correct and complete, of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Investor Units.

(vi) Investor has a substantive pre-existing relationship with the Partnership and was directly contacted by the Partnership or its agents outside of the Partnership’s concurrent public offering of 2,500,000 common units (the “Public Offering”). The Investor (i) was not identified or contacted through the marketing of the Public Offering and (ii) did not independently contact the Partnership as a result of the general solicitation by means of the prospectus for the Public Offering.

(vii) Investor has all requisite power and authority to purchase the Investor Units, in accordance with and upon the terms and conditions set forth in this Agreement.

(viii) This Agreement has been duly executed and delivered by the Investor.

2. Purchase and Sale. Subject to the terms and conditions herein set forth, the Partnership agrees to sell to the Investor, and the Investor hereby agrees to purchase from the Partnership, at a purchase price of $56.15 per common unit, 5,400,000 Investor Units.

3. Delivery and Payment for the Investor Units. Delivery of and payment for the Investor Units shall be made at 10 a.m., New York City time, on March 14, 2008 (such date and time of delivery and payment for the Investor Units being herein called the “Closing Date”). Delivery of the Investor Units shall be made to the Investor against payment by the Investor of the purchase price thereof to or upon the order of the Partnership by wire transfer payable in same-day funds to an account specified by the Partnership.

4. Conditions of Investor’s Obligations. The obligations of the Investor hereunder, as to the Investor Units, shall be subject, in its discretion, to the condition that all representations and warranties and other statements of the Partnership herein are, at and as of the Closing Date, true and correct, the condition that the Partnership shall have performed all of its obligations hereunder theretofore to be performed, and the closing of the purchase and sale of the Partnership’s Common Units pursuant to the underwriting agreement, dated the date hereof, among the Partnership, the underwriters named therein and certain other parties shall have occurred.

5. All statements, requests, notices and agreements hereunder shall be in writing, and if to the Investor shall be delivered or sent by mail or facsimile transmission to its offices at 100 West Fifth Street, Tulsa, OK, 74103, Attention: John Barker, Esq., and if to the Partnership shall be delivered or sent by mail to the Partnership at 100 West Fifth Street, Tulsa, OK, 74103, Attention: John Barker, Esq.. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

6. This Agreement shall be binding upon, and inure solely to the benefit of, the Investor and the Partnership, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

7. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Partnership and the Investor, with respect to the subject matter hereof.

8. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

9. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

If the foregoing is in accordance with the Investor’s understanding, please sign and return to us two (2) counterparts hereof, and upon the acceptance hereof by the Investor, this letter and such acceptance hereof shall constitute a binding agreement between the Investor and the Partnership.

Very truly yours,

ONEOK PARTNERS, L.P.

By: ONEOK Partners GP, L.L.C., its sole general partner

By:	/s/ John W. Gibson
Name:	John W. Gibson
Title:	Chief Executive Officer

Accepted as of the date hereof:

ONEOK, Inc.

By:	/s/ Jim Kneale
Name:	Jim Kneale
Title:	President and Chief Operating Officer